EXHIBIT 99.2

San Diego Unifed Port District, SDG&E complete South Bay power plant sale


Contacts:
Doug Kline/Ed Van Herik             Rita Vandergaw/Diana Lucero
SDG&E                               San Diego Unified Port District
(877) 866-2066                      (619) 686-6462


     SAN DIEGO, April 23, 1999 -- San Diego Gas & Electric (SDG&E) today officially completed the sale of its South Bay Power Plant to the San Diego Unified Port District.

     The sale, which was first announced Sept. 17, 1998, clears the way for the Port District to become the new owner of the 693-megawatt, natural gas-fired power plant, which has been in operation in Chula Vista, Calif., since 1960. Duke South Bay, a subsidiary of Duke Energy Power Services, will manage the plant for the Port District and SDG&E will continue to operate the facility for the next two years, as mandated by state law.

     "The South Bay Power Plant has served San Diego's electricity needs successfully for four decades, and we will ensure that the transition to its new owner, the Port District, is a smooth one," said Edwin A. Guiles, president of SDG&E. "As operators of the plant, SDG&E will continue to provide safe and reliable electric service for the next two years under its new manager, Duke South Bay. This really is a win-win situation for SDG&E, the Port District and all of our San Diego customers."

     The Port District is financing the $110 million purchase of the plant through the issuance of revenue bonds, and SDG&E is donating excess value of the plant, plus nearly 165 acres of land.

     SDG&E's donation encompasses approximately 165 acres, including the main 116-acre site surrounding the plant, plus an adjacent 33-acre parcel southeast of the plant that has been previously used for storing liquefied natural gas, and a 16-acre transmission site to the north of the plant, between J and F streets in Chula Vista.

     The South Bay Power Plant has been designated a "must-run" generating facility by California's Independent System Operator (ISO), the state's centralized control center for electricity transmission in the state. If another electric generating facility is built in the San Diego region, this must-run designation could be removed and the plant decommissioned.

     "The Port's ultimate goal is to decommission the plant and convert the land to beneficial public uses," said Commissioner David Malcolm, who spearheaded the Port's power plant purchase.

     Proceeds from the sale of the South Bay Power Plant are being used by SDG&E to pay down the Competition Transition Charge (CTC), now on customer bills. The CTC is a line item on the bills for all customers of the state's investor-owned utilities -- SDG&E, Southern California Edison and Pacific Gas & Electric (PG&E) -- to recover the cost of past capital investments, including power plants and other generating assets, made uneconomic by the shift to a competitive market.

     SDG&E has asked the California Public Utilities Commission for authority to end collection of the majority of its CTC on July 1, 1999, in part because of proceeds from the sale of its power plants. The sale of SDG&E's Encina Power Plant in Carlsbad, Calif., to Dynegy and NRG Energy was announced Dec. 14, 1998. That sale is expected to close next month.

     SDG&E is a public utility that provides service to 3 million consumers through 1.2 million electric meters and 720,000 natural gas meters in San Diego and southern Orange counties. SDG&E is a subsidiary of Sempra Energy (NYSE: SRE), a Fortune 500 energy services holding company based in San Diego.

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